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                                                                    Exhibit 10.5


                                CONTRACT OF SALE

         This Agreement is entered into by and between SILVERLEAF RESORTS, INC., a Texas corporation ("Seller"), and RICHARD W. DICKSON and ROBERT G. GARNER (collectively referred to as "Purchaser")

                                  WITNESSETH:

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                    ARTICLE I

                                    PROPERTY

         The conveyance by Seller to Purchaser shall include the following:

              a. All of Seller's right, title and interest, if any, in and to the unsold timeshare inventory described in Exhibit "A" attached hereto and made a part hereof for all purposes (the "Timeshare Inventory");

              b. All of Seller's right, title and interest, if any, in and to the real property described in Exhibit "B" attached hereto and made a part hereof for all purposes (the "Real Property");

              c. All of Seller's right, title and interest, if any, in and to the management agreements described in Exhibit "C" attached hereto and made a part hereof for all purposes (the "Management Agreements"); and

              d. All of Seller's right, title and interest in and to the personal property described in Exhibit "D" attached hereto and made a part hereof for all purposes (the "Personal Property").

The foregoing items are hereinafter collectively referred to as the "Subject Property."

                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00) (the "Sale Price"). The Sale Price shall be paid as follows:


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         (a)  $300,000.00 of the Sale Price shall be payable in cash at closing as a down payment;

         (b) The balance of the Sale Price shall be paid by Purchaser's execution and delivery at the closing of a promissory note (the "Note") payable to Seller in the amount of $1,000,000.00. The Note shall include the following terms and be paid as follows:

              (i) $200,000.00 of the outstanding principal balance of the Note shall be due and payable sixty (60) days from the date of closing hereunder and shall bear no interest of any kind whatsoever;

              (ii) The remaining unpaid principal balance of the Note in the amount of $800,000.00 shall bear interest at the rate of eight percent (8%) per annum and shall be payable in the following manner: on June 30, 2004, a principal payment in the amount of $300,000.00, together with all then accrued but unpaid interest on the outstanding principal balance of the Note, shall be due and payable; on June 30, 2005, the remaining unpaid principal balance of the Note in the amount of $500,000.00, together with all then accrued but unpaid interest on the outstanding principal balance of the Note, shall be due and payable in full;

              (iii) Purchaser shall have the option to extend the date on which the last $250,000.00 of the principal balance of the Note shall be due to June 30, 2006; if Purchaser exercises this option, then on June 30, 2005, $250,000.00 of the then unpaid principal balance of the Note, plus all then accrued but unpaid interest on the entire unpaid principal balance of the Note, shall be due, and on June 30, 2006, the remaining $250,000.00 of the principal balance of the Note plus all then accrued but unpaid interest thereon shall be due and payable in full;

              (iv) The Note shall provide that it may be prepaid at any time, in whole or in part, without premium or penalty, and that interest shall immediately cease to accrue on any part of the Note so prepaid; any partial prepayment shall be applied to the next maturing installment of principal due on the Note; and

              (v) The Note shall be secured by a Mortgage to be executed in Seller's favor at the closing covering the Subject Property which shall in all respects be in form and substance satisfactory to counsel for both Seller and Purchaser.


                                   ARTICLE III

                        PRE-CLOSING OBLIGATIONS OF SELLER

         Within ten (10) days from the date of execution of this Contract, Seller shall furnish to Purchaser each of the following (collectively, the "Due Diligence Items"):

                  a. A list of all service contracts, warranties, management, maintenance, or other agreements affecting the Subject Property to which Seller is a party, if any, together with copies of same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser;




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                  b. A schedule of all current or pending litigation with
         respect to the Subject Property or any part thereof, if any, together with a brief description of each such proceeding; and

                  c. A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has knowledge, if any.

         Seller agrees to provide Purchaser with all additional documentation pertaining to the Subject Property reasonably requested by Purchaser within ten
(10) days of Purchaser's request.


                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller makes the following warranties and representations to Purchaser:

                  a. Seller will convey title to the Subject Property to Purchaser on the closing date subject to all matters of record and the interests of timeshare purchasers but excluding monetary encumbrances. All mechanic's liens, liens, mortgages or encumbrances of any nature presently affecting the Subject Property will be paid off and released on or before the date of closing so that at closing Seller will be in a position to convey the Subject Property to Purchaser free and clear of any such liens and mortgages. To enable Seller to convey the Subject Property to Purchaser as provided herein and to close this transaction, Seller may, at the time of closing, use the purchase money for the Subject Property or any portion thereof to clear Seller's title to the Subject Property of any or all liens, mortgages, or encumbrances, provided that releases of all such liens, mortgages, or encumbrances are recorded simultaneously with the closing or in accordance with accepted conveyancing practices.

                  b. None of the Subject Property is held by Seller under a lease or installment sale contract except as has been disclosed to Purchaser in writing or will be disclosed to Purchaser in writing prior to closing.

                  c. There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, (i) affecting the Subject Property, or any portion thereof, or Seller's use, operation or ownership of the Subject Property, or (ii) affecting Seller's ability to perform its obligations under this Contract, nor, to the best knowledge and belief of Seller, is any such action, suit, proceeding or claim threatened.

                  d. Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller or the Subject Property.

                  e. Except for the list of service contracts, warranties, management, maintenance or other agreements to be delivered to Purchaser pursuant to Article III hereinabove, Seller is not a party to any contracts of construction, employment, management, service or supply which would affect the Subject Property or operation of the Subject Property after closing;

                  f. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any manner neglect the Subject Property;


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                  g. Except for the sale of timeshare interests in the ordinary course of business, there are no contracts or other material obligations, other than those matters set forth in the Due Diligence Items, outstanding (i) for the sale, exchange or transfer of the Subject Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Subject Property and the business conducted thereon;

                  h. No contract or agreement delivered by Seller to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser in writing at the time of delivery to Purchaser pursuant to Article III. Except for the sale of timeshare interests in the ordinary course of business, there are no written or oral agreements of any kind that constitute a lease or contract relating to the Subject Property that will not be disclosed to Purchaser in writing at the time of delivery pursuant to Article III;

                  i. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business in the state in which the Subject Property is situated. This Contract has been duly and validly executed and delivered by Seller to Purchaser and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity;

                  j. Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller's execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Subject Property may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Subject Property; except in the cases of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Seller and on the effectiveness of the transaction contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the closing date;

                  k. Seller is not a "foreign person" or "foreign trust" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended; and

                  l. In the event that either Seller or Purchaser discovers after closing that any asset or item which is currently owned by Seller and which is currently being used in the operation of the Subject Property has not been conveyed to Purchaser at closing, then Seller will immediately, upon written notification from Purchaser, convey such asset or other item to Purchaser for no additional consideration of any kind whatsoever.

All of the representations and warranties contained in this Article IV are made by Seller both as of the date hereof and as of the date of the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of ninety (90) days following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such ninety (90) day period. If any of the representations and warranties set forth hereinabove are determined at any time on or before the date of closing to be untrue or unfulfilled, then Purchaser, as Purchaser's sole and exclusive remedy, may terminate this Contract by providing written notice of such termination to Seller, in which event thereafter neither Seller nor Purchaser shall have any further liabilities or obligations one unto the other.


                                    ARTICLE V

                         CONDITION PRECEDENT TO CLOSING

         Each of the Management Agreements which are being transferred to Purchaser pursuant to this Contract have been executed by a different timeshare owner's association (individually an "Association" and collectively the "Associations"). The obligation of Seller to close this Contract shall be subject to the delivery by Purchaser to Seller at closing of a release and debt waiver agreement from each such Association which agreement must contain the following provisions:

                  (a) Seller will waive payment of up to, but not in excess of, $500,000.00 of indebtedness owed to Seller by certain of the Associations as set forth in Exhibit "E" attached hereto and made a part hereof for all purposes;

                  (b) In return for Seller's waiver of payment of debt, each of the Associations listed on Exhibit "E" shall discharge and release Seller, its officers, directors, employees, successors, assigns, agents, and any subsidiary corporation of Seller from any and all claims and obligations any such Association may have against Seller whether same be known or unknown from the beginning of time and forever into the future; and

                  (c) As identified in Exhibit "E", certain of the Associations must agree that after closing each such Association will honor any Bonus Time or Endless Escape privileges that have been granted to Seller's customers during the period of time while the Subject Property was owned by Seller.


                                   ARTICLE VI

                                     CLOSING

         The closing hereunder shall take place at the offices of Meadows, Owens, Collier, Reed, Cousins & Blau, LLP. The closing shall occur on or before thirty (30) days from the date of execution of this Contract. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing.


                                   ARTICLE VII

                         SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

                  a. Deliver to Purchaser a quit claim deed covering the Timeshare Inventory, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser.


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                  b. Deliver to Purchaser a Special Warranty Deed covering the
         Real Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser.

                  c. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the remainder of the Subject Property.

                  d. Deliver such evidence or other documents that may be reasonably required by Purchaser evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

                  e. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

                  f. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Seller and Purchaser to carry out the intent of the parties under this Contract.


                                  ARTICLE VIII

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in the manner described in Article II herein.


                                   ARTICLE IX

                              COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

                  a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Purchaser.

                  b. Seller shall pay to Purchaser, in the form of a credit at closing, any prepaid but unearned management fees in Seller's possession.

                  c. Purchaser shall not be responsible for the payment of any special assessments which have been levied by the Associations against Timeshare Inventory for the period of time prior to closing.

                  d. All other income and ordinary operating expenses for or pertaining to the Subject Property including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Subject Property shall be prorated as of the closing date. Purchaser will pay for any title work.

                  e. All other normal and reasonable closing costs, including but not limited to, recording and escrow fees shall be paid by Purchaser; provided, however, that Seller and Purchaser each will be responsible for the fees and expenses of their respective attorneys.

         As soon as practicable after closing, and in any event within 90 days thereafter, Seller and Purchaser shall cooperate in preparing and reaching a post-closing settlement, accounting for any additional credits or debits between the parties as necessary to carry out the intent of this Contract, including the general principle that from and after the closing date, the revenues accruing from the operation of the Subject Property and the expenses associated with those revenues shall be credited or charged to Purchaser, and before the closing date, such sums shall be credited or charged to Seller.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.


                                    ARTICLE X

                             POSSESSION OF PROPERTY

         Possession of the Subject Property shall be delivered to Purchaser at closing.


                                   ARTICLE XI

                                     NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed by facsimile transmission with a follow-up copy to be delivered by United States Mail, as a registered or certified item, return receipt requested. Notices shall be addressed as follows:

         Seller:           Silverleaf Resorts, Inc.
                           1221 Riverbend Drive
                           Suite 120
                           Dallas, Texas  75247
                           Attn:  Robert E. Mead
                           Telephone No.:  (214) 631-1166
                           Facsimile No.:  (214) 905-0514

         With Copy to:     Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P.
                           901 Main Street, Suite 3700
                           Dallas, Texas 75202
                           Attn:  George R. Bedell, Esq.
                           Telephone No.: (214) 749-2448
                           Facsimile No.: (214) 747-3732

         Purchaser:        Richard W. Dickson
                           412 Inverness Ct.
                           Ocean Springs, MS 39564
                           Telephone No.: (228) 875-4392
                           Facsimile No.: (228) 875-4392

                           Robert G. Garner
                           1355 Treebrook Ct.
                           Roswell, GA  30075
                           Telephone No.: (404) 434-4507
                           Facsimile No.: (678) 461-3784

         With Copy to:     Morris & Morris, LLP
                           600 Parker Square, Suite 250
                           Flower Mound, TX 75028
                           Attn:  Roy Morris, Esq.
                           Telephone No.:  (972) 539-0090
                           Facsimile No.:  (972) 539-1464


                                   ARTICLE XII

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, and such failure continues for a period of ten (10) days after written notice thereof is provided Seller by Purchaser, such failure shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance. In no event shall Purchaser have the right to sue Seller for damages, bring any action against the Subject Property, or file notice of lis pendens regarding any claim of Purchaser other than a claim for specific performance.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and, in such event,

Seller shall be entitled to exercise any legal or equitable remedies available to Seller including a suit for specific performance or for damages.


                                  ARTICLE XIII

                                   ASSIGNMENT

         Purchaser may not assign its rights and obligations under this Contract to anyone other than a Permitted Assignee without first obtaining Seller's prior written approval. Purchaser may assign its rights and obligations under this Agreement to a Permitted Assignee without prior written consent of Seller. For purposes of this Contract, a "Permitted Assignee" shall mean any partnership, corporation, limited liability company or other business entity controlled by Richard W. Dickson and Robert G. Garner which has the financial ability to perform Purchaser's obligations hereunder. For purposes of the preceding sentence an entity shall be deemed to be controlled by a person if such person owns 50% or more of the ownership interest in such entity, or has the right to control 50% or more of such ownership interest through a contract or otherwise.


                                   ARTICLE XIV

                        INTERPRETATION AND APPLICABLE LAW

         Except as otherwise expressly provided herein, this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.


                                   ARTICLE XV

                                    AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                   ARTICLE XVI

                                    AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.


                                  ARTICLE XVII

                                 ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.


                                  ARTICLE XIII

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                                   ARTICLE XIX

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.


                                   ARTICLE XX

                                  COUNTERPARTS

         This Contract may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Contract, it shall not be necessary to produce or account for more than one counterpart.

                                   ARTICLE XXI

                                   ACCEPTANCE

         Buyer shall have until 5:00 o'clock p.m., June 20, 2003, to execute and return a fully executed original of this Contract to Seller, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas.


                                  ARTICLE XXII

                             REAL ESTATE COMMISSION

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXII shall survive the closing.

         EXECUTED on this the 19th day of June, 2003.

                                SELLER:

                                SILVERLEAF RESORTS, INC., a Texas corporation



                                By:    /s/ ROBERT E. MEAD
                                      ------------------------------------------
                                      Robert E Mead, Chief Executive Officer

         EXECUTED on this the 17th day of June, 2003.

                                PURCHASER:




                                  /s/  RICHARD W. DICKSON
                                ------------------------------------------------
                                RICHARD W. DICKSON



                                  /s/  ROBERT G. GARNER
                                ------------------------------------------------
                                ROBERT G. GARNER


List of Exhibits:

Exhibit A  Timeshare Inventory

Exhibit B  Real Property

Exhibit C  Management Agreements

Exhibit D  Personal Property Listing

Exhibit E  Releases and Debt Waivers